Exhibit 99.1

Contact:
Rob Seim	Omnicell, Inc.
Chief Financial Officer	1201 Charleston Road
800-850-6664, ext. 6478	Mountain View, CA 94043
robs@omnicell.com

OMNICELL ANNOUNCES FIRST QUARTER 2008 RESULTS

MOUNTAIN VIEW, Calif. – April 21, 2008 — Omnicell, Inc. (NASDAQ: OMCL), a leading provider of system solutions to acute healthcare facilities, today announced results for its first quarter ended March 31, 2008.

GAAP results: Revenues for the first quarter of 2008 totaled $62.1 million, up $4.1 million or 7.2% from the fourth quarter of 2007 and up $13.9 million or 28.9% from the first quarter of 2007.

First quarter 2008 net income as reported in accordance with U.S. generally accepted accounting principles (GAAP) was $3.7 million, or $0.10 per fully diluted share.  This compares to net income of $14.3 million, or $0.39 per fully diluted share in the fourth quarter of 2007, and compares to $4.0 million in the first quarter of 2007, or $0.13 per fully diluted share. The existence and subsequent release of a tax valuation allowance created differences in income tax liabilities which affect the comparability of results for these periods:

1.               Excluding the partial reversal of a tax valuation allowance, the effective tax rate in 2007 was 6% in the first quarter and 3% in the fourth quarter. These low tax rates were due to the availability of a valuation allowance to offset our tax liabilities.

2.               The fourth quarter of 2007 included an income tax benefit related to the partial reversal of a tax valuation allowance totaling $7.2 million, or $0.20 per fully diluted share.

3.               Due to the release of the valuation allowance in the prior quarter, our effective tax rate in the first quarter of 2008 increased to an effective rate of 40.5%.

Non-GAAP results: Non-GAAP net income for the first quarter of 2008 was $6.8 million, or $0.19 per fully diluted share. This compares to non-GAAP net income of $10.2 million, or $0.28 per fully diluted share, for the fourth quarter of 2007. Non-GAAP results exclude share-based compensation expenses related to SFAS No. 123(R), and any tax benefit from the reversal of tax valuation allowances.

“We are pleased with our strong financial results and record revenue for the first quarter,” said Randall A. Lipps, Omnicell’s President and Chief Executive Officer.  “Our orders in the first quarter were lower than we had expected, which we attribute to the macroeconomic environment.  However, our customer base and our opportunities pipeline continued to grow in the first quarter, and our competitive position remains strong.  I believe that when economic conditions improve, we will be well positioned to take advantage of the market opportunity.  Our customers continue to rely on us to deliver the best customer experience in healthcare with products that enable them to be more efficient so they can continually improve patient safety.”

Omnicell Conference Call Information

Omnicell will hold a conference call today at 1:30 p.m. PDT to discuss first quarter financial results.
The conference call can be monitored by dialing 1-888-803-5209 within the U.S. or 1-706-679-1978 for all other locations. The Conference ID # is 43853338. Internet users can access the conference call at www.omnicell.com. A replay of the call will be available today at approximately 5:00 p.m. PDT and will be available until April 28.  The replay access numbers are 1-800-642-1687 within the U.S. and 1-706-645-9291 for all other locations, conference code 43853338#.

About Omnicell

Omnicell, Inc. (NASDAQ: OMCL) is a leading provider of systems and software solutions targeting patient safety and operational efficiency in healthcare facilities. Since 1992, Omnicell has worked to enhance patient safety and allow clinicians to spend more time with their patients.

Omnicell’s medication-use product line includes solutions for the central pharmacy, nursing unit, operating room, and patient bedside. Solutions range from large central pharmacy “smart inventory” carousels to small handheld devices. From the point at which a medication arrives at the receiving dock to the time it is administered, Omnicell systems store it, package it, bar code it, order it, issue it, and provide information and controls on its use and reorder.

Omnicell’s supply product lines provide a healthcare institution with fast, effective control of costs, capture of charges for payer reimbursement, and timely reorder of supplies. Products range from high-security closed-cabinet systems and software to open-shelf and combination solutions in the nursing unit, cath lab and operating room.

Omnicell’s mission is to provide the best customer experience in healthcare, helping hospitals reduce medication errors, operate more efficiently, and decrease costs. For more information, visit www.omnicell.com.

Forward-Looking Statements

To the extent any statements contained in this release deal with information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside Omnicell’s control and are subject to various risk factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statement. The risk factors are described in the Company’s Securities and Exchange Commission (SEC) filings and include, without limitation, the continued growth and acceptance of our products and services and the continued growth of the clinical automation and workflow automation market generally, the potential of increasing competition, the ability of the company to grow product backlog, retain key personnel, cut expenses, develop new products and integrate acquired products or intellectual property in a timely and cost-effective manner, and improve sales productivity. Prospective investors are cautioned not to place undue reliance on forward-looking statements.

Use of Non-GAAP Financial Information

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Our management evaluates and makes operating decisions using various performance measures. In addition to Omnicell’s GAAP results, we also consider non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, and non-GAAP earnings per diluted share.  These non-GAAP results should not be considered as an alternative to gross margin, operating expenses, net income, earnings per fully diluted share, or any other performance measure derived in accordance with

GAAP.  We present these non-GAAP results because we consider them to be important supplemental measures of Omnicell’s performance.

Our non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP earnings per fully diluted share are exclusive of certain items to facilitate management’s review of the comparability of Omnicell’s core operating results on a period to period basis because such items are not related to Omnicell’s ongoing core operating results as viewed by management. We define our “core operating results” as those revenues recorded in a particular period and the expenses incurred within that period that directly drive operating income in that period. Management uses these non-GAAP financial measures in making operating decisions because, in addition to meaningful supplemental information regarding operation performance, the measures give us a better understanding of how we should invest in research and development, fund infrastructure growth and evaluate marketing strategies. In calculating the above non-GAAP results, management specifically adjusted for the following excluded items:

a)  Stock-based compensation expense impact of SFAS No. 123R.  We recognize equity plan-related compensation expenses, which represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R).

b) Income tax benefit from tax valuation allowance release. This refers to the recognition of an income tax benefit from the partial reversal of our tax valuation allowance on specific deferred tax assets that is no longer required. Under Statement of Financial Accounting Standards No. 109, the release of the tax valuation allowance is necessary, primarily as a result of achieving sustained profitability in certain tax jurisdictions.

Management adjusts for the excluded items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of Omnicell’s control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and we do not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

We believe that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding Omnicell’s financial performance by excluding the impact of items which may obscure trends in the core operating results of the business;

2) Since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency and enhances investors’ ability to compare our performance across financial reporting periods;

3) These non-GAAP financial measures are employed by Omnicell’s management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting; and

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of our performance.

Set forth below are additional reasons why specific items are excluded from our non-GAAP financial measures:

a)  While stock-based compensation calculated in accordance with SFAS No.123R constitutes an ongoing and recurring expense of Omnicell, it is not an expense which requires cash settlement by Omnicell. We therefore exclude these charges for purposes of evaluating core operating results. Thus, our non-GAAP measurements are presented exclusive of stock-based compensation expenses to assist management and investors in evaluating our core operating results.

b) We present our reconciliation of non-GAAP financial measures on a net of tax basis because the exact tax differences related to the timing and deductibility of stock-based compensation, pursuant to the adoption of SFAS No. 123R, is dependent upon the trading price of Omnicell’s common stock and the timing and exercise by employees of their stock options.  We analyze and measure operating results net of tax when evaluating core operating results because the tax effect related to stock-based compensation expenses is inconsistent in amount and frequency.

c) We concluded under Statement of Financial Accounting Standards No. 109 that a portion of our tax valuation allowance on specific deferred tax assets was no longer required, primarily as a result of achieving sustained profitability in certain tax jurisdictions. Therefore, we reversed a portion of our tax valuation allowance which favorably impacted income tax expense and net income.

As stated above, we present non-GAAP financial measures because we consider them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for Omnicell’s GAAP results.  In the future, we expect to incur expenses similar to the non-GAAP adjustments described above and expect to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

     • Omnicell’s stock option and stock purchase plans are important components of incentive compensation arrangements and compensation related to these plans will be reflected as expenses in Omnicell’s GAAP results for the foreseeable future under SFAS No. 123R.

     • Other companies, including other companies in Omnicell’s industry, may calculate non-GAAP financial measures differently than Omnicell, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the GAAP and non-GAAP financial results is set forth in the financial statements at the end of this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company’s SEC filings.

Omnicell, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except per share data, unaudited)

	Three Months Ended
	March 31, 2008	December 31, 2007	March 31, 2007
Revenues:
Product	$52,415	$48,735	$40,241
Services and other revenues	9,675	9,211	7,920
Total revenue	62,090	57,946	48,161

Cost of revenues:
Cost of product revenues	23,970	21,724	18,740
Cost of services and other revenues	5,776	5,317	4,178
Total cost of revenues	29,746	27,041	22,918

Gross profit	32,344	30,905	25,243
Operating expenses:
Research and development	4,276	4,051	3,386
Selling, general, and administrative	23,207	21,538	18,363
Total operating expenses	27,483	25,589	21,749
Income from operations	4,861	5,316	3,494
Other income and expense	1,410	1,978	748
Income before provision for (benefit from) income taxes	6,271	7,294	4,242

Provision for (benefit from) income taxes	2,538	(7,003)	277
Net income	$3,733	$14,297	$3,965

Net income per share:
Basic	$0.11	$0.41	$0.14
Diluted	$0.10	$0.39	$0.13

Weighted average shares outstanding:
Basic	34,193	34,482	28,738
Diluted	35,582	36,203	30,570

Omnicell, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	March 31, 2008	December 31, 2007
	(unaudited)

Current Assets:
Cash and cash equivalents	$142,578	$169,812
Accounts receivable, net	44,818	37,521
Inventories	15,216	13,732
Prepaid expenses	8,490	9,482
Deferred tax assets	11,830	11,830
Other current assets	9,825	9,807
Total current assets	232,757	252,184
Property and equipment, net	11,290	10,184
Non-current net investment in sales-type leases	12,905	12,634
Goodwill	23,164	23,076
Other intangible assets	8,732	9,466
Non-current deferred tax asset	10,375	12,881
Other assets	8,497	7,998
Total assets	$307,720	$328,423

Current Liabilities:
Accounts payable	$13,755	$10,116
Accrued compensation	6,778	8,306
Advance payments from customers	583	156
Accrued liabilities	11,552	12,877
Deferred service revenue	12,540	11,263
Deferred gross profit	19,397	14,565
Obligation resulting from sale of receivables	410	538
Total current liabilities	65,015	57,821
Long-term deferred service revenue	17,019	15,726
Other long-term liabilities	189	237
Total liabilities	82,223	73,784

Stockholders’ equity	225,497	254,639
Total liabilities and stockholders’ equity	$307,720	$328,423

Omnicell, Inc.

Reconciliation of GAAP to Non-GAAP

(in thousands, except per share data, unaudited)

	Three months ended
	March 31, 2008		December 31, 2007
	Net income	Earnings per share- diluted	Net income	Earnings per share- diluted
GAAP	$3,733	$0.10	$14,297	$0.39
Non-GAAP Adjustments:
SFAS No. 123(R) adjustment (a)
Gross Margin	510		469
Operating Expenses	2,557		2,680
Income tax adjustment (b)			(7,217)
	3,067	0.09	(4,068)	(0.11)

Non-GAAP	$6,800	$0.19	$10,229	$0.28

(a) This adjustment reflects the accounting impact of non-cash share-based compensation expense related to the impact of SFAS No.123R for the three months ended March 31, 2008 and December 31, 2007.

(b) This adjustment reflects the accounting impact of income tax provision and tax benefit from release of valuation allowance reserve for the three months ended December 31, 2007.  There was no such adjustment for the three months ended March 31, 2008.